Exhibit 99.1

Reed’s Announces Closing of $10.0 Million Private Placement

Norwalk, CT, (January 6, 2025) — Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced the closing of a securities purchase agreement for a private investment in public equity (“PIPE”) financing. The transaction, which closed on December 30, 2024, generated gross proceeds of $10 million.

Pursuant to the terms of the securities purchase agreement, the Company sold an aggregate of approximately 14.7 million shares of its common stock at a price of $0.68 per share. The issuance price reflected a premium to the closing stock price on December 30, 2024.

“This financing marks another important step in advancing our growth strategy and creating long-term value for our shareholders,” said Norman E. Snyder, Jr., CEO of Reed’s. “The additional capital will support our efforts to invest in personnel and marketing resources, pursue accretive M&A opportunities and strategic partnerships, and expand internationally, all of which we believe will accelerate our growth. With a strengthened balance sheet and optimized cost structure, we are looking forward to executing on our goal of returning Reed’s to sustainable growth and profitability in 2025.”

For more information, please reference the Company’s 8-K filed today, January 6, 2025, with the Securities and Exchange Commission.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to- drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and Cola. These flavors are also available in five zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com. To receive exclusive perks for Reed’s investors, please visit the Company’s page on the Stockperks app here.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are typically identified by terms such as “estimate,” “expect,” “intend,” “project,” “will,” “plan,” and similar expressions. These forward-looking statements are based on current expectations. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control.

The risks and uncertainties include, but are not limited to: inventory shortages; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors; third party co-packers meeting contractual commitments; risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the wars in Ukraine and Israel, conflict or acts of terrorism; financial markets, commodity and currency impacts of the wars; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on April 1, 2024, which is available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

ir@reedsinc.com

(720) 330-2829